Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-36970
PROSPECTUS

                                   AVNET, INC.

                         388,186 SHARES OF COMMON STOCK

     Avnet, Inc. is offering to sell up to 388,186 shares of its common stock, as follows:

     (i) up to 232,258 shares which Avnet may issue upon the exercise of options which were granted under the Incentive and Non-Incentive Stock Option Plan and the 1994 Stock Option Plan of Savoir Technology Group, Inc., and which Avnet assumed in connection with its acquisition of Savoir; and

     (ii) up to 155,928 shares which Avnet may issue upon the exercise of warrants which were issued by Savoir and which have converted into warrants to purchase Avnet common stock in connection with Avnet's acquisition of Savior.

     Avnet acquired Savoir by merger on July 3, 2000. As a result of the merger, Savoir became a wholly-owned subsidiary of Avnet.

     Avnet's common stock is listed on the New York Stock Exchange and the Pacific Exchange (symbol: AVT). On August 22, 2000, the last reported sale price of a share of our common stock for New York Stock Exchange composite transactions was $58 1/4. On June 30, 2000, 45,378,727 shares of our common stock were issued and outstanding, including 1,198,179 treasury shares. Since that date, Avnet has issued approximately 1.9 million additional shares of its common stock to former holders of Savoir's common stock and series A preferred stock as a result of the merger.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is August 24, 2000.

                                TABLE OF CONTENTS
                                                                           Page
                                                                            No.
USE OF PROCEEDS...............................................................2
MARKET PRICES OF COMMON STOCK AND DIVIDENDS...................................2
THE OPTIONS...................................................................3
THE WARRANTS..................................................................5
         Units Placement Warrants.............................................5
         IBM Credit Corporation Warrants......................................5
         Moshe Levy Warrants..................................................6
FEDERAL INCOME TAX CONSIDERATIONS.............................................6
         The Options..........................................................6
         The Warrants.........................................................9
DESCRIPTION OF COMMON STOCK..................................................10
         Board of Directors..................................................10
         Power to Call Special Shareholders' Meetings........................11
         Actions by Written Consent of Shareholders..........................11
         Dividends and Repurchases of Shares.................................11
         Approval of Certain Business Combinations and Reorganizations.......12
         Business Combination Following a Change in Control..................12
         Dissenters' Appraisal Rights........................................12
LEGAL MATTERS................................................................13
EXPERTS......................................................................13
WHERE YOU CAN FIND MORE INFORMATION..........................................14

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the shares covered by this prospectus for Avnet's general corporate purposes, which may include repayment of debt, capital expenditures, acquisitions, repurchases of Avnet's common stock, and working capital. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.


                   MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The principal market on which Avnet's common stock is traded is the New York Stock Exchange under the symbol "AVT." The common stock also is listed on the Pacific Exchange. The following table presents the high and low sales prices of a share of Avnet's common stock during the calendar quarters indicated, as reported for New York Stock Exchange composite transactions:

                                                          High      Low
                                                          ----      ---
          1998
          ----
          First quarter ................................$66 1/4    $57
          Second quarter ............................... 64 5/16    53 11/16
          Third quarter................................. 58 1/2     35 1/4
          Fourth quarter................................ 60 5/8     34 15/16

          1999
          ----
          First quarter ................................60 15/16    35 5/8
          Second quarter ...............................51          34
          Third quarter.................................52 7/16     41 1/16
          Fourth quarter................................60 1/2      37 5/16

          2000
          ----
          First quarter ................................73 1/2      50
          Second quarter................................81 1/8      56
          Third quarter (through August 22).............70 13/16    56 1/16


     See the cover page of this prospectus for a recent sale price of Avnet's common stock.

     We paid a cash dividend of 15 cents per share on our common stock during each calendar quarter in 1998, 1999 and the three calendar quarters of 2000. We cannot give you any assurances about the frequency and amount of our future dividends.

                                   THE OPTIONS

     At the effective time of our acquisition of Savoir by merger, each option to purchase shares of Savoir's common stock under its Incentive and Non-Incentive Stock Option Plan and its 1994 Stock Option Plan became an option to purchase shares of our common stock. The exercise price of each such option is now equal to the exercise price of the option per share of Savoir common stock before the merger divided by 0.11452, the exchange ratio for the conversion of Savoir common stock into Avnet common stock in the merger, with such exercise price rounded up to the nearest penny, and the number of our shares issuable upon exercise of each such option is equal to the number of shares of Savoir common stock that could have been acquired under the option before the merger multiplied by 0.11452, with such share number rounded down to the nearest whole number. As a result of the merger, Savoir options were converted into options to purchase an aggregate of 232,258 shares of our common stock, at prices ranging from $29.47 to $113.52 per share.

     Each option is subject to the terms and conditions of the plan under which it was issued, and the terms and conditions stated in the option itself. The terms and conditions of each option after the merger are substantially the same as the terms and conditions of the option before the merger. For example, each option has the same vesting schedule as it had before the merger.

     Many of the options state that they will expire on the 90th day after the holder's employment terminates, or earlier if their terms so provide. In the case of an optionee who has transferred employment from Savoir to Avnet, the 90-day period starts on the date of the termination of the optionee's employment with Avnet. Each optionee should review the expiration and other terms of his or her option carefully.

     Options granted to non-employee directors of Savoir under the 1994 Stock Option Plan became fully vested upon the merger and will expire on September 28, 2000, or earlier if their terms so provide.

     The Savoir plans will be limited to their current participants, and Avnet will not issue additional options under the plans. The plans are administered by the Executive Incentive and Compensation Committee of Avnet's board of directors. The committee may delegate certain of its responsibilities to other persons. The board of directors may fill vacancies on the committee and may from time to time remove or add members, and may also administer the plans. The committee may periodically adopt rules and regulations for carrying out the plans. The board of directors may amend the plans, as desired, without further action by Avnet's shareholders except as required by applicable law.

     Options under the plans consist of nonstatutory stock options and incentive stock options within the meaning of the Internal Revenue Code. The exercise price of each option was established by Savoir's stock option committee, but for ISOs under both plans, and non-employee director options under the 1994 Stock Option Plan, the exercise price was at least one hundred percent of the fair market value of Savoir common stock on the date of grant.

     The exercise price must be paid in full at the time of exercise. Options under the Incentive and Non-Incentive Stock Option Plan may be exercised by the payment of cash only. The exercise price of an option under the 1994 Stock Option Plan may be paid in cash or, if the option so provides, by delivery of an irrevocable direction to a securities broker to sell shares and to deliver part of the sale proceeds to Avnet, or by the surrender to Avnet of shares of Avnet common stock owned by the person exercising the option and having a fair market value on the date of exercise equal to the aggregate exercise price, or by any combination of the foregoing. Each option expires within a period of not more than ten years from the date of grant. Unless an option otherwise provides, it is transferable only by will or the laws of descent and distribution and shall only be exercisable by the participant during his or her lifetime. The committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options in return for the grant of new options at the same or a different price, except the optionee must consent to any modification, extension or renewal which impairs his or her rights or increases his or her obligations under such option.

                                  THE WARRANTS

Units Placement Warrants

     Savoir issued warrants to purchase shares of its common stock on September 19, 1997 to investors and placement agents in a private placement of units which also included shares of its series A preferred stock. The units placement warrants had an exercise price of $9.6875 per share of Savoir common stock. At the effective time of the merger, the units placement warrants were converted into warrants to acquire an aggregate of approximately 139,895 shares of Avnet common stock at an exercise price of $84.59 per share.

     The exercise price of units placement warrants may be paid in cash or by a cashless exercise. In a cashless exercise, the holder will receive the number of shares of Avnet common stock calculated by the following formula:

         X = Y(A-B)
         ----------
              A

where "X" equals the number of shares of Avnet common stock to be issued to the holder, "Y" equals the number of shares of Avnet common stock otherwise purchasable under the warrant, "A" equals the current market price of Avnet common stock and "B" equals the exercise price of the warrant. The units placement warrants expire on the fifth anniversary of the date of their issuance.

IBM Credit Corporation Warrants

     Savoir issued to IBM Credit Corporation, on September 30, 1997, warrants to purchase 100,000 shares of Savoir common stock. The exercise price of the warrants initially was $7.50 per share of Savoir common stock, and was reset by the terms of the warrant in September 1998 to $4.76875 per share of Savoir common stock. At the effective time of the merger, the Savoir warrants held by IBM Credit Corporation were converted into warrants to acquire 11,452 shares of Avnet common stock at an exercise price of $41.65 per share.

     Payment of the exercise price of the IBM Credit Corporation warrants may be made at the option of the holder by cash, by instructing Avnet to withhold a number of shares then issuable upon exercise of the particular warrant having an aggregate fair market value equal to such exercise price, or by surrendering shares of Avnet common stock previously acquired by the holder with an aggregate fair market value equal to such exercise price, or any combination of foregoing. The warrants issued to IBM Credit Corporation expire on September 30, 2004.

Moshe Levy Warrants

     Savoir issued to Moshe Levy in January 2000 warrants to purchase 40,000 shares of Savoir common stock at an exercise price of $5.00 per share. At the effective time of the merger, these warrants were converted into warrants to acquire 4,580.8 shares of Avnet common stock at an exercise price of approximately $43.66 per share.

     The warrants issued to Mr. Levy expire on September 18, 2002 and may be exercised with cash or by a cashless exercise. In a cashless exercise, the holder will receive the number of shares of Avnet common stock calculated in the manner described above in "--Units Placement Warrants".

                        FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Carter, Ledyard & Milburn, counsel to the Company, the following is a summary of the material United States federal income tax considerations relating to the options and the warrants covered by this prospectus. This summary is not a complete description of such considerations, and each optionee or warrantholder is advised to consult his or her own tax adviser before exercising an option or a warrant, or disposing of shares acquired pursuant to the exercise of an option or warrant.

The Options

     The conversion of options to purchase shares of Savoir common stock into options to purchase our shares was not a taxable event for United States federal income tax purposes.

     Each  option is either an  incentive  stock  option  within the  meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (an "Incentive Option"), or an option which does not qualify as an Incentive Option (a "Nonqualified Option"). Different tax consequences attach to these two types of options.

     Nonqualified Options

     Upon exercise of a Nonqualified Option for cash, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares purchased over their exercise price. If an optionee pays the option exercise price by delivering shares of Avnet common stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee, and the optionee would recognize ordinary income in an amount equal to the fair market value of the additional shares received (i.e., above the number of shares delivered). Optionees are especially urged to consult their own tax advisers before paying the exercise price of an option by delivering shares of Avnet common stock already owned.

     Since all holders of currently outstanding options were employees or directors of Savoir or a subsidiary at the time the options were granted, any ordinary income recognized upon exercise of a Nonqualified Option will be classified as taxable wages subject to federal and state income tax withholding and employment tax withholding, which withholding taxes will be due and payable at the time the option is exercised. At Avnet's request, upon exercise of a Nonqualified Option, the optionee will be required to pay to Avnet an amount equal to 28% of such ordinary income for federal income tax withholding purposes and, where applicable, an appropriate percentage for employment tax and state and local income tax withholding purposes, to cover the amount of employment and income tax withholding which Avnet is required to pay.

     Avnet will be entitled to an income tax deduction in the same amount that, and for Avnet's taxable year in which, the optionee recognizes ordinary income from the exercise of a Nonqualified Option.

     Upon a sale of shares purchased on the exercise of a Nonqualified Option, the optionee will recognize short-term or long-term capital gain or loss, depending on whether the shares are held for more than one year after the date of exercise. Such gain or loss will be measured by the difference between the selling price of the shares and the fair market value of the shares on the date of exercise.

Incentive Options

     In general, the holder of an Incentive Option does not recognize any income at the time the option is exercised (although the exercise of an Incentive Option can have "alternative minimum tax" consequences to the optionee as described below under the caption " -- Alternative Minimum Tax"). If an optionee holds shares purchased upon exercise of an Incentive Option for at least (a) two years after the date the related Savoir option was granted to the optionee and
(b) one year after the date such shares are transferred to the optionee, then any gain or loss in respect of a subsequent disposition of such shares will generally be treated as a long-term capital gain or loss. In the event that the optionee disposes of shares purchased upon exercise of an Incentive Option (for this purpose a disposition includes a sale, exchange, gift or certain other transfers of legal title but not a mere pledge) before the end of such two- and one-year periods (any such disposition being herein referred to as a "disqualifying disposition"), then the excess, if any, of the aggregate fair market value of such shares on the date on which the option was exercised over the aggregate exercise price of such shares will be treated as ordinary income to the optionee in the year of the disqualifying disposition, unless such disqualifying disposition is a sale or exchange for less than the fair market value of such shares on the date of exercise of the option, in which case the amount that will be so treated as ordinary income will be limited to the excess, if any, of the aggregate amount realized upon such sale or exchange over the aggregate exercise price of the shares so sold or exchanged.

     In the event that a disqualifying disposition of shares is a sale or exchange for more than the fair market value of such shares on the date of exercise of the Incentive Option, the excess of the aggregate amount realized upon such sale or exchange over the aggregate fair market value of such shares on the date of exercise will be treated as a capital gain. Such gain will be treated as long-term capital gain if the shares have been held for more than one year at the time of the disqualifying disposition and otherwise will be treated as short-term capital gain. In the event that a disqualifying disposition is a sale or exchange for less than the aggregate exercise price of such shares, no ordinary income will be realized by the optionee, and the difference between the aggregate amount realized upon such sale or exchange and such aggregate exercise price will be treated as a long-term or short-term capital loss, depending upon whether such shares have or have not been held for more than one year at the time of such sale or exchange.

     The rules described above relating to disqualifying dispositions may not apply to certain transfers -- for example, transfers by bequest or incident to divorce.

     Avnet will not be entitled to any federal income tax deduction with respect to the exercise of an Incentive Option, but may be entitled, in the year of a disqualifying disposition, to a deduction equal to the amount, if any, that the optionee must treat as ordinary income. At Avnet's request, upon exercise of an Incentive Option or upon a disqualifying disposition, the optionee will be required to pay to Avnet an appropriate percentage for any required employment tax or federal, state or local income tax withholding.

     If an optionee pays the option exercise price by delivering shares of Avnet common stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee and would not affect the Incentive Option status of the shares purchased upon exercise of the option. However, if the shares delivered in payment had previously been acquired upon exercise of an Incentive Option and were not subsequently held for the requisite one- and two-year periods, the delivery of such shares in payment of the exercise price of an option would constitute a disqualifying disposition of the shares so delivered. Optionees are especially urged to consult their own tax advisers before paying the exercise price of an Incentive Option by delivering shares of common stock already owned.

     In the event an optionee exercises an Incentive Option more than three months (one year if the optionee is disabled) after employment with Avnet terminates, the tax treatment with respect to the option is the same as for a Nonqualified Option (discussed above).

     Alternative Minimum Tax

     The Internal Revenue Code imposes an alternative minimum tax determined by applying a special tax rate to the excess, if any, of an individual's
"alternative minimum taxable income" over a specified exemption amount. Alternative minimum taxable income includes the amount by which the fair market value of shares acquired through exercise of an Incentive Option exceeds the exercise price. In addition, the basis of any shares so acquired for determining gain or loss for purposes of the alternative minimum tax will be the shares' fair market value at exercise. In the event of a disqualifying disposition of the shares in the year the Incentive Option is exercised, the amount includible as alternative minimum taxable income is limited to the excess of the sales price over the exercise price.

The Warrants

     The conversion of Savoir warrants into Avnet warrants was not a taxable event for United States federal income tax purposes. A Savoir warrant holder's aggregate tax basis and holding period carried over to the Avnet warrants. The tax considerations associated with warrants will generally be as described below.

     Avnet will recognize no gain or loss upon the lapse, reacquisition or exercise of a warrant. On the other hand, the warrant holder (assuming the underlying shares would be a capital asset in the warrant holder's hands) will recognize a capital loss upon the lapse of the warrant equal to the holder's basis in the warrant, and will recognize capital gain or loss upon the sale of the warrant to Avnet or a third party equal to the sales proceeds less the holder's basis in the warrant. Such capital gain or loss will be long-term capital gain or loss if the warrant was held for more than one year.

     If a warrant holder pays the warrant exercise price with cash, the exercise will not be a taxable event for the warrant holder, the tax basis for the warrant will be added to the exercise price paid for the stock in determining the holder's basis in the shares received, and the holding period for the shares will begin upon acquisition of the stock, not the warrant. Upon a subsequent sale of the shares, the holder will recognize capital gain or loss (assuming the shares are capital assets in the holder's hands) equal to the excess of the sales price of the stock over the holder's basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the shares were held for more than one year. The foregoing discussion would not apply to a warrant holder who pays the exercise price other than with cash, and warrant holders are especially urged to consult their own tax advisors before paying the exercise price of a warrant other than with cash.

                           DESCRIPTION OF COMMON STOCK

     Avnet is authorized to issue 120,000,000 shares of its common stock. At the close of business on June 30, 2000, we had outstanding 45,378,727 shares of common stock, including 1,198,179 treasury shares. Since that date, we have issued approximately 1.9 million additional shares of our common stock to former holders of Savoir's common stock and series A preferred stock as a result of our acquisition of Savoir. All outstanding shares of our common stock are fully paid and nonassessable.

     The holders of shares of Avnet's common stock have equal rights to dividends from funds legally available for the payment of dividends when, as and if declared by Avnet's board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet's common stock are entitled to one vote for each share at all meetings of shareholders.

     The transfer agent and registrar for Avnet's common stock is Wells Fargo Shareowner Services. Avnet's common stock is listed on the New York Stock Exchange and the Pacific Exchange.

     Under its certificate of incorporation, Avnet is authorized to issue up to 3,000,000 shares of preferred stock, in series. For each series of preferred stock, Avnet's board of directors may fix the relative rights, preferences and limitations as between the shares of such series, the shares of other series of Avnet preferred stock, and the shares of Avnet common stock. No shares of Avnet preferred stock are outstanding.

Board of Directors

     Although New York law permits the certificate incorporation of a New York corporation to provide for cumulative voting in the election of directors, Avnet's certificate of incorporation does not so provide.

     New York law permits the certificate of incorporation or by-laws of a New York corporation to divide its directors into as many as four classes with staggered terms of office. However, Avnet's certificate and by-laws do not so provide for a classified board of directors. Therefore, all of its directors are elected annually for one-year terms.

     Under New York law, shareholders may remove any or all directors for cause. New York law also allows directors to be removed without cause if provided in the certificate of incorporation. The Avnet certificate of incorporation authorizes any or all of the directors to be removed with or without cause at any time by the vote of the holders of a majority of the shares of Avnet and provides that the terms of the removed directors shall forthwith terminate.

     New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason may be filled by vote of the board of directors, whether or not constituting a quorum, except that:

     o vacancies resulting from the removal of directors without cause may be filled only by a vote of the shareholders, unless the certificate of incorporation or a specific provision of a by-law adopted by the shareholders provides that such a vacancy may be filled by a vote of the board of directors; and

     o the certificate of incorporation or by-laws may provide that all newly created directorships and vacancies may be filled only by a vote of the shareholders.

     The Avnet by-laws provide that any vacancy created by the removal of a director by the shareholders with or without cause may be filled only by a vote of the shareholders, and that any vacancy created for any other reason may be filled by a vote of the board of directors or the shareholders.

Power to Call Special Shareholders' Meetings

     Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholders' meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of 10% of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election.

Actions by Written Consent of Shareholders

     New York law provides that any action which may be taken by shareholders by vote may be taken without a meeting by written consent, signed by holders of all outstanding shares entitled to vote, or if authorized by the certificate of incorporation, by holders of the minimum number of shares necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote are present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

Dividends and Repurchases of Shares

     Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after a dividend or distribution must at least equal the amount of the corporation's stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

Approval of Certain Business Combinations and Reorganizations

     Under New York law, two-thirds of the votes of all outstanding shares entitled to vote thereon are required to approve mergers, consolidations, share exchanges or sales, leases or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of business. New York law was amended in 1998 to permit a New York corporation then in existence to reduce the required vote to a majority of the outstanding shares, but Avnet has not done so.

Business Combination Following a Change in Control

     New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder. Under New York law, corporations may elect not to be governed by the statute described above, but Avnet's certificate of incorporation does not contain such an election.

Dissenters' Appraisal Rights

     Under New York law, any shareholder of a corporation has the right to obtain payment for the fair value of the shareholder's shares in the event of

o certain amendments or changes to the certificate of incorporation adversely affecting the rights of the shareholder,

o certain mergers or consolidation of the corporation if the shareholder is entitled to vote thereon,

o a merger or consolidation where the shareholder is not entitled to vote or if the shareholder's shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,

o    certain  sales,   leases,   exchanges  or  other  dispositions  of  all  or
     substantially   all  of  the  assets  of  the  corporation   which  require
     shareholder approval other than a transaction solely for cash, and

o    certain share exchanges.

However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

                                  LEGAL MATTERS

     The validity of the shares offered hereby was passed upon for Avnet by David R. Birk, its Senior Vice President and General Counsel. Mr. Birk beneficially owns 43,284 shares of Avnet's common stock, which includes 40,625 shares issuable upon exercise of employee stock options.

                                     EXPERTS

     The consolidated financial statements and schedule of Avnet incorporated by reference in this prospectus from Avnet's Annual Report on Form 10-K as of July 2, 1999 and June 26, 1998 and for the three years in the period ended July 2, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such report.

     The consolidated financial statements of Marshall Industries incorporated by reference in this prospectus from Avnet's Current Report on Form 8-K bearing cover date of October 20, 1999, for the fiscal years ended May 31, 1999, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a post-effective amendment on Form S-3 to a registration statement on Form S-4 (Registration No. 333-36970) filed by Avnet with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Reference is hereby made to the registration statement, as so amended, and the exhibits thereto for further information with respect to Avnet and the shares offered hereby.

     Avnet files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission File Number 1-4224). These filings contain important information which does not appear in this prospectus. For further information about Avnet, you may obtain these filings over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Avnet's filings from the public reference room by calling
(202) 942-8090.

     The SEC allows Avnet to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. We are incorporating by reference in this prospectus

o    Avnet's Annual Report on Form 10-K for the fiscal year ended July 2, 1999,

o Avnet's Quarterly Reports on Form 10-Q for the quarterly periods ended October 1, 1999, December 31, 1999, and March 31, 2000,

o Avnet's Current Reports on Form 8-K bearing cover dates of September 28, 1999, October 20, 1999, December 22, 1999, January 26, 2000, February 8,
     2000, April 25, 2000 and July 11, 2000, and

o The description of Avnet's common stock which appears in Avnet's Registration Statement for the registration of the common stock under
     Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.

     All  documents  which Avnet has filed or will file with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the reports listed above and before the termination of this offering of Avnet's securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of the Savior Incentive and Non-Incentive Stock Option Plan, the Savoir 1994 Stock Option Plan, and any warrant agreement or other agreement relating to the shares of Avnet common stock offered in this prospectus, and any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034 (Telephone 480-643-2000).